UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

___________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): February 12, 2008

PREMIER WEALTH MANAGEMENT, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or incorporation or organization)	333-104631 (Commission File Number)	43-1988542 (I.R.S. Employer Identification No.)

5 Them. Dervis Street, 3rd Floor, CY-1066 Nicosia, Cyprus
(Address of principal executive offices)

011-352 2630 1540
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors;  Appointment of Certain Officers; Compensatory Arrangements of Certain  Officers.

Resignation of Director

On February 12, 2008 Mr. Anthony J. Nightingale a director of Premier Wealth Management, Inc. (the “Company”) resigned from all positions with the Company to pursue other business ventures.

Mr. Nightingale alleged, as his reasons for resigning, that the Company owed him funds under his consulting agreement with the Company and that the Company did not provide him with all corporate and financial information relating to the activities of the Company upon request by him.

The Company is negotiating a compensation agreement with Mr. Nightingale under his consulting agreement in full satisfaction of all amounts owed to him. The Company also denies that it ever failed to provide any available information to Mr. Nightingale upon request, or that it was less then forthcoming with respect to providing any material information relating to the Company. Mr. Nightingale did not disclose or provide examples of any specific instances wherein information relating to the corporate of financial information of the Company or its activities was requested by him and not provided by the Company in a timely basis. No assurance can be made that the Company will be able to reach an amicable settlement agreement with Mr. Nightingale with respect to the amounts owed to him or, if it does, that it will have sufficient capital available to satisfy such settlement.

The Company provided Mr. Nightingale with a copy of this Form 8-K and requested that he provide the Company with a letter stating whether he agrees with the statements made herein with respect to his resignation and if not, stating in what respects he disagrees.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

The Exhibit to this report, which includes a typed copy of the notice of resignation submitted by Mr. Nightingale to the Company, is listed in the Index to Exhibits which immediately follows the signature page hereto.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

PREMIER WEALTH MANAGEMENT, INC.

By:	/s/ Nigel Gregg
Nigel Gregg
Chief Executive Officer
Dated: February 19, 2008

EXHIBITS

99.1 Notice of Resignation of A.J. Nightingale, Dated 12th February 2008 to Premier Wealth  Management, Inc.